J.P. Morgan Mutual Fund Investment Trust
Rule 10f-3 Transactions
For the period from July 1, 2010 to December 31, 2010

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Growth Advantage Fund
Trade Date 7/21/2010
Issuer Green Dot Corporation (GDOT) IPO
Cusip 39304D10
Shares 22,300
Offering Price $36.00
Spread $2.52
Cost $802,800
Dealer Executing Trade Morgan Stanley and Company
% of Offering  purchased by firm 2.48%
Syndicate Members J.P. Morgan, Morgan Stanley, Deutsche Bank
Securfities, Piper Jaffray, UBS Investment Bank
Fund JPMorgan Growth Advantage Fund
Trade Date 11/18/2010
Issuer LPL Investment Holdings Inc. (LPLA) IPO
Cusip 50213H10
Shares 66,800
Offering Price $30.00
Spread $1.58
Cost $2,004,000
Dealer Executing Trade Goldman Sachs & Company
% of Offering  purchased by firm 6.00%
Syndicate Members Goldman Sachs & Co., Morgan Stanley, BofA Merrill
Lynch, J.P. Morgan, Sanford C Bernstein, Citi, UBS Investment Bank,
William Blair & Company, Keefe Bruyette & Woods, Lazard Capital
Markets, Macquarie Capital, Sandler O'Neill + Partners
Fund JPMorgan Growth Advantage Fund
Trade Date 12/14/2010
Issuer FleetCor Technologies Inc. (FLT) IPO
Cusip 33904110
Shares 80,600
Offering Price $23.00
Spread $1.44
Cost $1,853,800
Dealer Executing Trade Goldman Sachs and Company New York
% of Offering  purchased by firm 3.51%
Syndicate Members J.P. Morgan, Goldman Sachs & Co., Barclays Capital,
Morgan Stanley, PNC Capital Market LLC, Raymond James, Wells Fargo
Securities